Exhibit 10.73

ASSET PURCHASE AGREEMENT

by and between

ML MACADAMIA ORCHARDS L.P.

a Delaware limited partnership

(“Buyer”)

and

IASCO

a California corporation

(“Seller”)

Effective as of June 22, 2010

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	5

1.1	Definitions	5

ARTICLE II.	PURCHASE AND SALE OF ASSETS	8

2.1	Purchase of Assets	8
2.2	Retained Assets	8
2.3	Retained Liabilities	9
2.4	Purchase Price	9

	(a) Amount of Purchase Price	9
	(b) Payment	10
	(c) Escrow	10
	(d) Price Adjustment	10
	(e) Closing Costs	10

2.5	Allocation of Purchase Price	10
2.6	Time and Place of Closing	10
2.7	Penalty for Delay	10
2.8	Execution and Delivery of Documents	11

	(a) Purchase Documents	11
	(b) Option Agreement	11

2.9	Due Diligence	11
2.10	Financing Contingency	12

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS	12

3.1	Organization and Qualification	12
3.2	Authority; No Violation	12
3.3	Title, Sufficiency, and Condition of the Purchased Assets	12
3.4	Contracts	13
3.5	Compliance with Laws	13
3.6	Taxes	14
3.7	No Employees; No Employee Benefit Plans	14
3.8	“As Is” Purchase: Disclaimer	15
3.9	Litigation	15
3.10	Brokers	15
3.11	Burdensome Agreements	15
3.12	Disclosure of Material Information	15
3.13	Sole Representations and Warranties	15

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF BUYER	16

4.1	Organization and Qualification	16
4.2	Authority	16
4.3	Disclosure of Material Information	16
4.4	Sole Representations and Warranties	16

ARTICLE V.	COVENANTS	16

i

5.1	Covenants of Seller		16

	(a)	Interim Conduct of Business	16
	(b)	Transfer of Necessary Permits	17
	(c)	Satisfaction of Conditions	17
	(d)	Tax Matters	17
	(e)	Books and Records	17
	(f)	No Solicitation, Confidentiality, Etc.	17
	(g)	Accuracy of Representations and Warranties	17
	(h)	Satisfaction of Conditions	18
	(i)	Disclosure Supplements	18
	(j)	Compliance with Bulk Sales Certificate Requirements	18
	(k)	Roll-back Taxes	18

5.2	Covenants of Buyer		18

	(a)	Confidentiality	18
	(b)	Accuracy of Representations and Warranties	18
	(c)	Satisfaction of Conditions	19

ARTICLE VI.	CLOSING CONDITIONS		19

6.1	Conditions to Obligations of Buyer		19

	(a)	No Pending Action	19
	(b)	Purchase Permitted by Applicable Laws; Legal Investment	19
	(c)	Proceedings Satisfactory	19
	(d)	Consents; Necessary Permits	19
	(e)	Option Agreement	20
	(f)	Representations, Warranties, and Covenants	20
	(g)	Corporate Documents	20
	(h)	Transfer of Purchased Assets	20
	(i)	Transfer of Necessary Permits	20
	(j)	Bill of Sale	20
	(k)	General Assignment	20
	(l)	Warranty Deed	21
	(m)	Option Agreement	21
	(n)	Due Diligence	21
	(o)	Non-Foreign Status Certificate	21
	(p)	HARPTA Affidavit	21
	(q)	Tax Clearance Certificates	21
	(r)	Bulks Sales Certificate	21

6.2	Conditions to Obligations of Seller		21

	(a)	Representations and Warranties	21
	(b)	Partnership Documents	21
	(c)	No Pending Action	21

ARTICLE VII.	INDEMNIFICATION		22

7.1	Continuation and Survival		22

7.2	Indemnification by Seller	22
7.3	Indemnification of Seller	22
7.4	Notice and Opportunity to Defend	22

ARTICLE VIII.	TERMINATION	23

8.1	Termination of Agreement	23

	(a) Mutual Consent	23
	(b) Court Order	23
	(c) Failure to Close	23
	(d) Termination by Seller	24
	(e) Termination by Buyer	24

8.2	Effect of Termination	24

ARTICLE IX.	MISCELLANEOUS	24

9.1	Prohibited Transactions	24
9.2	Financial Statements	24
9.3	Easements	24
9.4	Further Assurances	24
9.5	Fees and Expenses	25
9.6	Publicity and Disclosures	25
9.7	Press Releases and Announcements	25
9.8	Notices	25
9.9	Successors and Assigns	26
9.10	Counterparts	26
9.11	Severability; Entire Agreement	26
9.12	Attorney’s Fees	27
9.13	Course of Dealing	27
9.14	Tax Matters	27
9.15	Governing Law	27
9.16	Mediation	27
9.17	Waiver of Jury Trial	27
9.18	Dispute Resolution	28
9.19	Neutral Construction	28
9.20	Time of the Essence	29
9.21	Limitation of Liability	29

EXHIBITS
EXHIBIT A	Bill of Sale
EXHIBIT B	Assignment and Assumption of Intangible Property
EXHIBIT C	Warranty Deed
EXHIBIT D	Option Agreement
EXHIBIT E	Non-Foreign Status Certificate

DISCLOSURE SCHEDULES
Schedule 2.5	Allocation of Purchase Price
Schedule 3.4	Contracts
Schedule 3.9	Litigation

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 22, 2010 (the “Effective Date”), by and between ML MACADAMIA ORCHARDS L.P., a Delaware limited partnership (“Buyer”), whose address is 26-238 Hawaii Belt Road, Hilo, Hawaii 96720, and IASCO, a California corporation (“Seller”), whose address is 210 Twin Dolphin Road, Suite B, Redwood City, California 94065.

This Agreement sets forth the terms and conditions upon which Buyer will purchase from Seller, and Seller will sell to Buyer, certain assets of Seller (other than the Retained Assets, as such term is hereinafter defined), for the consideration provided herein.

In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  For this Agreement, all capitalized words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this Article I, unless otherwise defined herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” means this Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

“Articles” means the articles of incorporation or articles of organization or other organizational document of a corporation or other entity, as amended and restated through the date hereof.

“Bill of Sale” means a bill of sale duly executed by Seller conveying to Buyer all of Seller’s right, title, and interest in and to the Purchased Assets on the Closing Date, in the form set forth in Exhibit A.

“Books and Records” means all financial and other books and records maintained by or for the benefit of Seller solely in connection with the Purchased Assets within the possession or control of Seller, including any such records maintained in electronic format, and shall not include any internal memoranda, correspondence or notes.

“Business Day” means any day, excluding Saturday, Sunday, and any other day on which commercial banks in Honolulu, Hawaii, are authorized or required by law to close.

“Buyer” means ML Macadamia Orchards L.P., a Delaware limited partnership.

“Claim” means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

“Closing” means, concerning the purchase and sale of the Purchased Assets, consummation of its purchase by Buyer as contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs, set by the parties after necessary documents have been prepared and are ready for execution.  The Closing Date is defined in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Contracts” means the material contracts, leases, licenses, and agreements that Seller holds in relation to the Purchased Assets, including the Farming Operations, as specified on Schedule 3.4.

“DCCA” means the State of Hawaii Department of Commerce and Consumer Affairs.

“Default” has the meaning ascribed to such term in Section 3.4.

“Disputes” means and includes any and all Claims, controversies, and disagreements of any nature whatsoever between Seller and Buyer, at law or in equity, that relate to or arise out of, directly or indirectly, this Agreement (including all exhibits thereto and any letter agreements between Seller and Buyer that relate thereto).

“Effective Date” means the date first above written.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

“ERISA Affiliate” means, for Title IV of ERISA, any trade or business, whether or not incorporated, that together with Seller would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA, and, for the Code, any member of any group that, together with Seller is treated as a “single employer” for Section 414 of the Code.

“Escrow” shall mean Escrow Number TO-101-1268 at the offices of Escrow Agent.

“Escrow Agent” means Title Guaranty Escrow Services, Inc., 235 Queen Street, Honolulu, Hawaii 96813.

“Escrow Agreement” means the escrow agreement, to be executed by Seller, Buyer, and Escrow Agent.

“Farming Operations” means Seller’s farming operations related to the Purchased Assets and conducted on the Real Property.

“FFE&I” means any and all furniture, fixtures, equipment (or equipage), inventory, tools, machinery, leasehold improvements, plant, and other tangible personal property related to or used in connection with the Farming Operations and located on or within the Real Property, including (a) the fixtures appurtenant to the Real Property, including the Palima Well and the spare engines, replacement parts, and pump(s) ancillary thereto, and the irrigation system.

“General Assignment” means an Assignment and Assumption of Intangible Property, duly executed and acknowledged by Seller and Buyer, assigning to Buyer (to the extent assignable) all of Seller’s right, title, and interest in and to the Intangible Property on the Closing Date, in the form set forth in Exhibit B.

“Indemnifying Party” has the meaning ascribed to such term in Section 7.4.

“Intangible Property” means the following items of intangible personal property relating to the Purchased Assets:  (a) the Contracts; (b) all existing technology and technical information; (c) all warranties, guarantees and indemnities from any third parties, to the extent assignable; and (d) all permits with respect to the Farming Operations, to the extent transferable.

“IRS” means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

“Knowledge” or words of similar meaning shall mean the actual knowledge of any officer or director of Seller, after due inquiry and an examination of the books and records of Seller.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse Claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

“Losses” has the meaning ascribed to such term in Section 7.2.

“Material Adverse Effect” means a material adverse impact or effect on (a) the Purchased Assets, (b) the ability of Seller to perform its obligations under any of the Purchase Documents, (c) the validity or enforceability of any of the Purchase Documents, or (d) the rights and remedies of Buyer under any of the Purchase Documents.

“Necessary Permits” has the meaning ascribed to such term in Section 3.5.

“Non-Foreign Status Certificate” means a certificate, to be executed by Seller, in the form set forth in Exhibit E.

“Officer’s Certificate” means a certificate signed in the name of a corporation, partnership, association, trust or limited liability company by its President, Chief Executive Officer, Treasurer, Chief Financial Officer, or, if so specified, the Secretary or officer appointed to execute on behalf of the partnership, corporation, or other business entity, acting in his or her official capacity.

“Option Agreement” means the agreement attached as Exhibit D.

“Person” means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

“Plan” has the meaning ascribed to such term in Section 3.7.

“Purchase Documents” means this Agreement, the Bill of Sale (Exhibit A), the General Assignment (Exhibit B), and the Warranty Deed (Exhibit C), and any other certificate, document, instrument, stock power, or agreement executed in connection therewith.

“Purchase Price” has the meaning ascribed to such term in Section 2.4.

“Purchased Assets” has the meaning ascribed to such term in Section 2.1.

“Real Property” has the meaning ascribed to such term in Section 2.1(a).

“Regulatory Authority” means any federal, state, local, or other government authority or instrumentality, domestic, or foreign.

“Retained Assets” has the meaning ascribed to such term in Section 2.2.

“Retained Liabilities” has the meaning ascribed to such term in Section 2.3.

“Seller” means IASCO, a California corporation.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Warranty Deed” means the deed, to be executed by Seller, in form set forth as Exhibit C.

ARTICLE II.
PURCHASE AND SALE OF ASSETS

2.1           Purchase of Assets.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 2.6), Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase, acquire, and accept from Seller, the following assets and property (collectively, the “Purchased Assets”) (but specifically excluding the Retained Assets):

(a)           the Real Property (as described in the Warranty Deed) and all improvements affixed or appurtenant to the Real Property, and all furniture, fixtures, equipment, and inventory used in connection with Farming Operations (“FFE&I”);

(b)           all Intangible Property.

2.2           Retained Assets.  Seller will retain ownership of all other assets of Seller, including all other items of property, real or personal, tangible or intangible, relating to Seller or Seller’s business or operations (collectively, the “Retained Assets”).

2.3           Retained Liabilities.  Except as specifically set forth in this Agreement, Buyer shall not assume, or become obligated with respect to, any obligations or liabilities of Seller (and Seller shall remain unconditionally liable therefor), including the following (collectively, the “Retained Liabilities”):

(a)           obligations of Seller now existing or which may arise before the Closing with respect to any accounts payable or other payables;

(b)           obligations of Seller now existing or which may hereafter arise under, by reason of, or in connection with the Purchased Assets before the Closing;

(c)           obligations arising before the Closing of any term, covenant, or provision of any Plan, Contract, Lease, or other agreement;

(d)           obligations of Seller now existing or that hereafter may arise under, by reason of, or in connection with any Retained Asset;

(e)           obligations of Seller now existing or that hereafter may exist by reason of or in connection with any alleged misfeasance or malfeasance by Seller in the conduct of Seller’s Farming Operations, including any tort liability before the Closing;

(f)            obligations of Seller incurred in connection with or relating to the transfer of the Purchased Assets under this Agreement, including any federal, state, or local income, sales, or other tax incurred by reason of said transfer, all of which shall be the sole responsibility of Seller;

(g)           any obligation of Seller for federal, state, local, or foreign income or other tax liability attributable to Seller’s ownership of the Purchased Assets or otherwise related to Farming Operations before the Closing;

(h)           any liabilities or obligations resulting from any litigation or claim or dispute, regardless of whether such litigation or claim or dispute commences before or after the Closing, arising from Seller’s operation of the Purchased Assets or other events occurring before the Closing;

(i)            any and all liabilities incurred by Seller in connection with the negotiation, execution or performance of this Agreement (including all legal, accounting, brokers, finders, and other professional fees and expenses);

(j)            any and all liabilities relating to indebtedness for borrowed money; and

(k)           any and all liabilities incurred by Seller from and after the Closing.

2.4           Purchase Price.

(A)          Amount of Purchase Price.  The purchase price (the “Purchase Price”), payable by Buyer to Seller in consideration for the Purchased Assets, is the sum of $12,500,000.00, subject to increase or decrease by the adjustments provided for in this Agreement, payable in the following manner:

On May 21, 2010, Buyer shall deposit an initial refundable deposit of $100,000 with the Escrow Agent.

Within three (3) days after Buyer notifies Seller that the Financing Contingency (defined in Section 2.10) has been satisfied, Buyer shall deposit a second deposit of $100,000 with the Escrow Agent.  When Seller makes that deposit, the aggregate $200,000 in deposits held by the Escrow Agent shall become non-refundable.

At the Closing, the balance of the Purchase Price shall be paid by Buyer to Seller.

(B)           Payment.  The cash amounts paid under Section 2.4(a)(iii) are to be by wire transfer of immediately available federal funds to Escrow Agent.

(C)           Escrow.  Buyer and Seller have established an escrow account (Escrow Number TO 101-1268) with the Escrow Agent into which Buyer shall deliver the deposits under Section 2.4(a).  The parties shall enter into the Escrow Agreement and deliver it to the Escrow Agent.

(D)          Price Adjustment.  Any contract pricing adjustments made by Mauna Loa Macadamia Nut Corporation (“MLMNC”) regarding the 2009-2010 crop year harvest, resulting from adjustments to the USDA price for Hawaii macadamia nuts (as further described in the Contracts), whether or not made before the Closing Date, shall belong to Seller (in the event of an upward adjustment) or to be owed by Seller to Buyer for payment to MLMNC (in the event of a downward adjustment).

(E)           Closing Costs.  Buyer and Seller agree to split equally the escrow closing fees and costs.

2.5           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets for Section 1060 of the Code, as set forth in Schedule 2.5.  Seller and Buyer agree to be bound by such allocations and to complete and attach Internal Revenue Form 8594 to their respective federal income tax returns to reflect such allocations.  After the Closing Date, the parties will make consistent use of the allocation for all tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Buyer will prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS.  In any litigation related to the determination of any tax, Buyer and Seller must not represent that such allocation is not a correct allocation.

2.6           Time and Place of Closing.  The closing of the transactions described herein (the “Closing”) shall take place at the offices of the Escrow Agent, at 10:00 a.m., Hawaii Standard Time) on July 15, 2010, or at such other place or time as the parties hereto may mutually agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.7           Penalty for Delay.  Buyer shall pay $5,000 per day for every calendar day that Closing is delayed beyond July 15, 2010, except for delays that are outside the reasonable control of Buyer.

2.8           Execution and Delivery of Documents.

(A)          Purchase Documents.  At the Closing, Seller shall execute and deliver to Buyer a Bill of Sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”) and such deeds, conveyances, certificates of title, assignments, assurances, and other instruments and documents as Buyer may reasonably request to effect the sale, conveyance, and transfer of the Purchased Assets from Seller to Buyer, including the Assignment and Assumption of Intangible Property substantially in the form attached hereto as Exhibit B (the “General Assignment”) and the warranty deed substantially in the form attached hereto as Exhibit C (“Warranty Deed”).  Such instruments and documents shall be sufficient to convey to Buyer good and merchantable title in all of the Purchased Assets.  Seller will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as Buyer may reasonably request to more effectively sell, transfer and convey the Purchased Assets to Buyer and to place Buyer in a position to operate and control all of the Purchased Assets.

(B)           Option Agreement.  At the Closing, Buyer shall execute and deliver to Seller the Option Agreement substantially in the form attached hereto as Exhibit D (the “Option Agreement”).

2.9           Due Diligence.

(a)           Buyer shall have until June 16, 2010 (the “Due Diligence Period”) within which to conduct such due diligence activities, inspections, and studies of the Purchased Assets as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Purchased Assets that Buyer deems necessary or appropriate for purposes of consummating this transaction (collectively, “Buyer’s Due Diligence”).

(b)           Buyer, at Buyer’s sole cost and expense, shall retain such professional consultants as Buyer may deem appropriate to assist Buyer in Buyer’s Due Diligence.  Seller, at no cost to itself but without charge to Buyer, shall execute and deliver such authorizations and consents as reasonably may be necessary to Buyer’s conduct of Buyer’s Due Diligence.

(c)           During the Due Diligence Period, Seller shall make available to Buyer and its agents and representatives, or provide Buyer and its representatives with, copies of any and all documents such as records, leases, agreements, permits and licenses, studies (e.g., environmental, archaeological, appraisal, survey, etc.), contracts and tenant leases and licenses, real property tax records, legal settlement documents, and title-related documents, that relate to the Purchased Assets and are in Seller’s possession or control or which are readily available.

(d)           On or before 5:00 p.m. (Hawaii Standard Time) on the last day of the Due Diligence Period, Buyer shall advise Seller, in writing, if Buyer intends to proceed with the transaction or advise Seller if Buyer intends not to proceed with the transaction, subject to the Financing Contingency, or advise Seller, in writing, if Buyer intends not to proceed with the transaction.

(e)           Buyer assumes the sole risk of all of Buyer’s costs and expenses of Buyer’s Due Diligence, and Seller shall have no liability for any such costs and expenses.

(f)            Buyer shall indemnify and hold Seller harmless from and against any and all loss, cost, injury and damage, including reasonable attorney’s fees, arising out of, resulting from, or in any way connected with Buyer’s Due Diligence.

(g)           Termination of this Agreement shall not relieve any party of liability for a breach of any provision of this Agreement before such termination.

2.10         Financing Contingency.  Buyer shall have until June 28, 2010 within which to obtain the financing that Buyer deems necessary or appropriate to consummate this transaction (the “Financing Contingency”).  As soon as the Financing Contingency has been satisfied, Buyer shall advise Seller of that fact in writing.  If Buyer fails to provide that notice before 5:00 p.m. (Hawaii Standard Time) on June 28, 2010, then this Agreement shall terminate automatically.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

Seller hereby represents and warrants to Buyer, as follows:

3.1           Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Seller has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted and as it is proposed to be conducted.  Seller is qualified to do business in the State of Hawaii as a foreign corporation.

3.2           Authority; No Violation.  Seller has all requisite power and authority to enter into this Agreement, the Purchase Documents, and any other agreements and instruments executed by Seller in connection herewith or therewith and to carry out the transactions contemplated hereby or thereby.  The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized and approved by all necessary corporate action.  This Agreement and the Purchase Documents constitute the legal and binding obligation of Seller, enforceable against each in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.  The entering into of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby, including specifically the transfer of the Purchased Assets to Buyer by Seller, will not violate the provisions of (a) any applicable federal, state, local, or foreign laws, (b) Seller’s Articles or bylaws, or (c) any provision of, or result in a Default or acceleration of any obligation under, or result in any change in the rights or obligations of Sellers under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which Seller is a party or by which any of them is bound, or to which any property of Seller is subject.

3.3           Title, Sufficiency, and Condition of the Purchased Assets.  Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens except as noted in the Preliminary Title Report which has been furnished to Buyer.  The sale and delivery of the Purchased Assets to Buyer hereunder shall vest in Buyer good and marketable title thereto, free and clear of any and all Liens except as noted in the Preliminary

Title Report.  Without limiting the general scope of the preceding language, (i) Seller has good and marketable title to the Real Property, free and clear of any Lien, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded, lease and licenses noted in the Preliminary Title Report, and easements, covenants, and other restrictions that do not materially impair the current use, occupancy, or value, or the marketability of title, of the Real Property subject thereto; (ii) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property; and (iii) the legal description for the Real Property contained in the Warranty Deed (Exhibit D) describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the Real Property, are not in violation of applicable setback requirements, zoning laws, and ordinances, and do not encroach on any easement that may burden the Real Property, and the Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Real Property.

3.4           Contracts.

Seller’s material Contracts concerning the farming operations related to the Purchased Assets are listed on Schedule 3.4.  Copies of all those Contracts have been provided to Buyer before the execution of this Agreement, and all such copies are true, correct and complete and have been subject to no further amendment, extension or other modification as of the date hereof.  Seller is not in Default under any of those Contracts (a “Default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance that would, upon receipt of notice or passage of time, constitute a default).  Except as set forth in Schedule 3.4, no consent, permit, license, authorization or approval form, or filing or registration with, or the giving of notice to, any public body or authority, or other Person or entity (including any party other than Seller to any real property lease, capital lease, agreement or contract), is required to be obtained or made in connection with the execution, delivery and performance by Seller of this Agreement or any other agreement, document instrument or certificate to be delivered by or on behalf of Seller in connection therewith.

3.5           Compliance with Laws.

(a)           Seller has all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary to enable it to own the Purchased Assets and conduct the Farming Operations on the Real Property as currently conducted and to occupy and use its real and personal properties without incurring any material liability (“Necessary Permits”).  Buyer and Seller agree that they will jointly insure that all registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers, or other actions of any kind required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to effect the transfer to Buyer of such Necessary Permits is obtained at or as soon as administratively feasible after Closing.  Seller is in full compliance with the terms and conditions of all Necessary Permits.

(b)           Seller has conducted and is conducting the Farming Operations in material compliance with applicable federal, state, and local laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights).  Seller is not now charged with, and, to the Knowledge of Seller, as to the Farming Operations and Intangible Property, is not now under investigation with respect to, any possible material violation of any applicable law, statute, ordinance, regulation, rule, order or requirement relating to any of the foregoing in connection with the business of Seller, and Seller has filed all material reports required to be filed with any governmental, regulatory or administrative agency or authority.

3.6           Taxes.

(a)           Seller has timely filed all Tax Returns that it was required to file.  All such Tax Returns were true, correct, and complete in all respects.  All Taxes owed by Seller have been timely paid (whether or not shown on any Tax Return).  No Claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, or other third party.  Seller is not aware of any dispute or Claim concerning any liability for Taxes of Seller.

(b)           Seller is not a party to any pending action or proceeding, nor, to the best Knowledge of Seller, is any action or proceeding threatened by any governmental authority for the assessment or collection of any Taxes, and no Claim for the assessment or collection of any Taxes has been asserted or proposed to be asserted against Seller, which has not been settled with all amounts due having been paid.  There are no matters under discussion with any taxing authority that might result in the assessment of additional Taxes against or relating to Seller with respect to the Purchased Assets.

(c)           Seller is not a party to any agreement, arrangement, or practice for the sharing of Taxes or is obligated to indemnify any other party for Taxes.

(d)           There are no liens for Taxes on the Purchased Assets.

(e)           Seller is not a “foreign person”, as such term is defined in Section 1445 of the Code.  The sale transaction herein contemplated is not subject to Section 897 of the Code or to the withholding requirements of Section 1445 of the Code.  Seller is a “resident person,” as such term is defined in Section 235-68 of the Hawaii Revised Statutes.  The sale transaction herein contemplated is not subject to the withholding requirements of Section 235-68 of the Hawaii Revised Statutes.

(f)            Exhibit E contains a Non-Foreign Status Certificate that Seller will execute.

3.7           No Employees; No Employee Benefit Plans.  With respect to the Farming Operations, Seller has no employees and therefore no “Employee Pension Benefit Plan” (as such term is defined in Section 3(2) of ERISA), “Multiemployer Plan” (as such term is defined in Section 3(37) of 4001(a)(3) of ERISA), “Employee Welfare Benefit Plan” (as such term is defined in Section 3(3) of ERISA); or Stock purchase, option, or bonus plan, deferred compensation, severance pay, incentive, merit or performance bonus, vacation, sick pay or leave, fringe benefit plan, policy, or arrangement, or payroll practice, which is maintained or contributed to by Seller or any ERISA Affiliate, or under which Seller or any ERISA Affiliate has any liability or contingent liability (individually a “Plan” and collectively, the “Plans”).

3.8           “As Is” Purchase: Disclaimer.  Buyer acknowledges and agrees that (a) Buyer has had an opportunity to inspect and is familiar with the Purchased Assets, (b) Buyer is fully satisfied with the condition of the Purchased Assets, and (c) Buyer has elected to proceed with this transaction.  BASED ON SUCH FAMILIARITY, KNOWLEDGE, AND INSPECTION, BUYER ACCEPTS THE ASSETS ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” BASIS, WITH NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT.

3.9           Litigation.  Except as disclosed on Schedule 3.9, there is no Claim pending or, to the Knowledge of Seller, threatened (or, to the Knowledge of Seller, any facts that could lead to such a Claim) by, against, affecting or regarding the Purchased Assets.  Nothing listed on Schedule 3.9, either individually or when aggregated with other listings on such schedule, would reasonably be expected to have a Material Adverse Effect with respect to the Purchased Assets.

3.10         Brokers.  Clint Van Ostrand of Colliers International and Mark D. Bratton (R) of Colliers Monroe Friedlander Inc. (collectively, “Colliers”) represent Seller in this transaction, and Colliers shall be paid solely and exclusively by Seller under a separate agreement between Seller and Colliers.  Except as expressly specified in this Section 3.10, neither Seller nor any Person acting on Seller’s behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder’s fees, or other fees with respect to this Agreement or the transactions contemplated hereby.  Buyer represents itself and has not engaged any broker for this transaction.

3.11         Burdensome Agreements.  Seller is not subject to or bound by any agreement, judgment, decree, or order, except for the documents set forth in Schedule 3.4, that will result in a Material Adverse Effect with respect to the Purchased Assets.

3.12         Disclosure of Material Information.  Neither this Agreement (including the Schedules and Exhibits hereto) nor any document, certificate, or instrument furnished in connection therewith contains, with respect to Seller, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.  There is no fact known to Sellers that has or would reasonably be expected in the future to result in a Material Adverse Effect and that has not been set forth in this Agreement or in any other document delivered in connection herewith.

3.13         Sole Representations and Warranties.  The representations and warranties contained in this Article III, together with those contained in the Deed and Option Agreement made between Buyer and Seller, are the only representations and warranties made by Seller in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by Seller to Buyer.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1           Organization and Qualification.  Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is conducted.

4.2           Authority.  Buyer has the requisite partnership power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Buyer has been duly and validly authorized and approved by all necessary partnership action on the part of Buyer and this Agreement constitutes the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.  Assuming the accuracy of the representations and warranties of Seller hereunder, the entering into of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not, violate the provisions of: (a) any applicable laws of the United States or any other state or jurisdiction in which Buyer does business; (b) the certificate of limited partnership or partnership agreement of Buyer; or (c) any provision of, or result in a Default or acceleration of any obligation under, or result in any change in the rights or obligations of Buyer under, any mortgage, Lien, lease, agreement, contract, instrument, order, arbitration award, judgment, or decree to which Buyer is a party.

4.3           Disclosure of Material Information.  Neither this Agreement (including the Schedules and Exhibits hereto) nor any document, certificate, or instrument furnished in connection therewith contains, with respect to Buyer, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

4.4           Sole Representations and Warranties.  The representations and warranties contained in this Article IV, together with those contained in the Option Agreement made between Buyer and Seller, are the only representations and warranties made by Buyer in connection with the transactions contemplated by this Agreement and supersede any and all previous written or oral statements made by Buyer to Seller.

ARTICLE V.
COVENANTS

5.1           Covenants of Seller.  Seller shall keep, perform and fully discharge the following covenants and agreements:

(A)          Interim Conduct of Business.  From the date hereof until the Closing, Seller shall operate the Farming Operations consistent with prior practice and in the ordinary course of business.  Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by Buyer, Seller shall continue to conduct normal farming practices per the farming contract between Buyer and Seller consistent with past years of operation.  The obligation to conduct normal farming practices does not include an obligation to purchase greater inventory or to stockpile any supplies beyond what is needed to conduct the farming practices until Closing (e.g., Seller does not need to purchase more engine fuel than is expected to be necessary through Closing), even if in the past Seller may have purchased some supplies in quantity to achieve a lower price or for some other reason.  Randy Cabral for Buyer and Jim Makaweo for Seller shall be responsible for finalizing a farming budget for the escrow period to the mutual benefit of Buyer and Seller.

(B)           Transfer of Necessary Permits.  From and after the date hereof through to the Closing Date and following the Closing, Seller shall use its best efforts to effect the transfer to Buyer of all of the Necessary Permits and all other permits, licenses, and leases associated with the Farming Operations as presently conducted, to the extent the same are by their terms transferable.

(C)           Satisfaction of Conditions.  Seller shall use its best efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.1 herein on or before the Closing Date.

(D)          Tax Matters.  Seller shall be responsible for and shall cause to be prepared and duly filed all Tax Returns relating to Taxes of Seller.  Seller shall be responsible for and shall indemnify and hold harmless Buyer with respect to all Taxes of Seller.

(E)           Books and Records.  For a period of three (3) years commencing on the Closing Date, or for such longer period as may be required by applicable law, Seller shall make all such books and records with respect to the Purchased Assets not included as part of the Books and Records available for inspection and copying by Buyer and its representatives during regular business hours upon ten (10) Business Days’ prior notice.

(F)           No Solicitation, Confidentiality, Etc.  Before the termination of this Agreement under Article VII, Seller shall not (i) solicit or negotiate with respect to any inquiries or proposals relating to the possible direct or indirect acquisition of all or a portion of the Purchased Assets; except with respect to the sale of the undeveloped land, or (ii) discuss or disclose either this Agreement or other confidential information pertaining to Seller with any Person (except as may be required by law or except as may be required in connection with the transactions contemplated by this Agreement to officers, directors, employees, and agents of Seller) without the prior written approval of Buyer.  Buyer acknowledges that the prior distribution of material regarding Seller to interested parties shall not be deemed to violate this Section 5.1(g).  Seller shall advise such parties of the existence of this Agreement and shall refrain from entering into further discussions with such parties concerning the sale of Seller to the extent otherwise prohibited by this Section 5.1(g).

(G)           Accuracy of Representations and Warranties.  Without the prior written consent of Buyer, Seller shall not take any action from the date hereof to the Closing Date, whether as an officer or director of Seller or otherwise, that would cause any representation or warranty of Seller contained in this Agreement to become untrue or cause the breach of any agreement hereof or covenant contained herein.  Seller promptly shall bring to the attention of Buyer any facts that come to its attention that would cause any of the representations and warranties of Seller to be untrue or materially misleading in any respect.

(H)          Satisfaction of Conditions.  Seller shall use its best efforts to comply with this Section 5.1 and to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.1 below on or before the Closing Date.

(I)            Disclosure Supplements.  From time to time before the Closing, Seller shall supplement or amend the Schedule(s) hereto with respect to any matter hereafter arising that, if existing or occurring at or before the date of this Agreement, would have been required to be set forth or described in any such Schedule or that is necessary to complete or correct any information in any such Schedule or in any representation or warranty of Seller that has been rendered inaccurate thereby.  To determine the satisfaction of the conditions set forth in Section 6.1, no such supplement or amendment shall be given effect.

(J)            Compliance with Bulk Sales Certificate Requirements.  Seller shall comply with all of the requirements imposed on a transferor in a bulk sales certificate under Haw. Rev. Stat. § 237-45, such that the transfer of the Purchased Assets to Buyer will be effective against all creditors of Seller free and clear of any lien, charge or encumbrance arising under that law.  Seller shall satisfy all creditors with respect to the Purchased Assets and in connection with the Farming Operations before the Closing, and Seller shall remove any and all Liens against the Purchased Assets.

(K)          Roll-back Taxes. If any action or inaction by Seller before Closing causes any rollback taxes to become due upon any portion of the 200 acre portion of the Real Property that is not being used as agricultural land, which portion was removed from the active orchard to unusable land, Seller shall be responsible for the prompt payment of all rollback taxes for the period of Seller’s ownership of said 200 acre portion.  Should any rollback taxes become due after the Closing Date, Buyer shall be responsible for the immediate payment of all rollback taxes assessed from the Closing Date forward.

5.2           Covenants of Buyer.  Buyer shall keep, perform and fully discharge the following covenants and agreements:

(A)          Confidentiality.  Buyer shall hold, and cause its officers, directors, employees, consultants, agents and shareholders to hold, all information heretofore or hereafter obtained from Seller or its advisors in strict confidence and to use the information so obtained only for the purpose of evaluating the purchase of the Purchased Assets; provided, however, that Buyer shall also be entitled to share such information with any Person with whom it is discussing the possibility of providing funds to finance the transactions contemplated hereby; provided, further, that, notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to disclose any information regarding this Agreement or the transactions contemplated hereby to any federal and/or state regulators of Buyer.  Buyer shall promptly return all such information to Seller if the Closing is not consummated as contemplated hereby.

(B)           Accuracy of Representations and Warranties.  Without the prior written consent of Seller, Buyer will not take any action from the date hereof to the Closing Date that would cause any representation or warranty of Buyer contained in this Agreement to become untrue or cause the breach of any agreement hereof or covenant contained herein.  Buyer will promptly bring to the attention of Seller any facts that come to its attention that would cause any of the representations and warranties of Buyer to be untrue or materially misleading in any respect.

(C)           Satisfaction of Conditions.  Buyer shall use its best efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 6.2 herein on or before the Closing Date.

ARTICLE VI.
CLOSING CONDITIONS

6.1           Conditions to Obligations of Buyer.  The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, before or at the Closing, of the following conditions precedent:

(A)          No Pending Action.  No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, in the reasonable judgment of Buyer, could adversely affect, restrain, or prevent the transactions contemplated by this Agreement.

(B)           Purchase Permitted by Applicable Laws; Legal Investment.  Buyer’s purchase of and payment for the Purchased Assets (i) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, (ii) shall not subject Buyer to any penalty, Tax, liability or, in Buyer’s reasonable judgment, any other onerous condition under any applicable law, statute, ordinance, regulation or rule, (iii) shall not constitute a fraudulent or voidable conveyance under any applicable law and (iv) shall be permitted by all applicable laws, statutes, ordinances, regulations and rules of the jurisdictions to which Buyer is subject.

(C)           Proceedings Satisfactory.  All proceedings taken in connection with the purchase and sale of the Purchased Assets, all of the other Purchase Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to Buyer.  Buyer and its counsel shall have received copies of such documents and papers as Buyer or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to Buyer.  Any Purchase Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by Buyer in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to Buyer.

(D)          Consents; Necessary Permits.  Seller shall have received (and there shall be in full force and effect) all material consents, approvals, licenses, permits, orders, and other authorizations of, and shall have made, or will as soon as administratively feasible after Closing  make, all such filings, registrations, qualifications, and declarations with, any Person under any applicable law, statute, ordinance regulation, or rule or under any agreement, order, or decree to which Seller is a party or to which it is subject, in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets.  Seller also shall have obtained all consents from Mauna Loa Macadamia Nut Corporation concerning the assignment to Buyer of any agreements between Mauna Loa Macadamia Nut Corporation and Seller, and Buyer shall have assumed any such agreements.  All approvals, consents, and licenses of any Regulatory

Authority required with respect to Seller in connection with the transactions contemplated by this Agreement or to permit Buyer to conduct its business using the Purchase Assets from and after the Closing Date shall have been granted and shall have become final, and all notices and filings required by any Regulatory Authority with respect to such matters shall have been given or made except to: (i) the extent that the failure to (1) obtain such an approval, consent or license, or (2) give such notice or make such filing, has not had and would not reasonably be expected to have a Material Adverse Effect; or (ii) except for approvals, consents, or licenses of a Regulatory Authority that are obtainable or issuable only on a post-Closing basis.

(E)           Option Agreement.  Buyer shall have executed the Option Agreement (Exhibit D).

(F)           Representations, Warranties, and Covenants.  Each of the representations and warranties of Seller contained in this Agreement shall remain true and correct at the Closing Date as fully as if made on the Closing Date; Seller shall have performed, on or before the Closing Date, all of its respective obligations under this Agreement and the other Purchase Documents that by the terms thereof are to be performed on or before the Closing Date; and Seller shall have delivered to Buyer an Officer’s Certificate dated the Closing Date of Seller to such effect.

(G)           Corporate Documents.  Seller shall have delivered to Buyer:

(1)           an Officer’s Certificate of the Secretary of Seller certifying (1) the incumbency and genuineness of signatures of all officers of Seller, as the case may be, executing this Agreement, any document delivered by Seller at the Closing and any other document, instrument or agreement executed in connection herewith, and (2) the truth and correctness of resolutions of Seller authorizing the entry by Seller into this Agreement and the transactions contemplated hereby; and

(2)           a certificate of good standing and legal existence of Seller from the Secretary of State of California as of a recent date before the Closing and a certificate from the Department of Commerce and Consumer Affairs that Seller is in good standing as a foreign corporation doing business in Hawaii.

(H)          Transfer of Purchased Assets.  All of the Purchased Assets shall have been effectively sold, transferred, conveyed and assigned to Buyer, free and clear of all Liens, and all of the deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents referenced in Section 2.8, shall have been executed, delivered and, if appropriate, filed or recorded.

(I)            Transfer of Necessary Permits.  All of the Necessary Permits shall have been transferred to or obtained by Buyer on the Closing Date.

(J)            Bill of Sale.  Seller shall have executed the Bill of Sale in substantially the form attached hereto as Exhibit A.

(K)          General Assignment.  Seller shall have executed the General Assignment in substantially the form attached hereto as Exhibit B.

(L)           Warranty Deed.  Seller shall have executed the Warranty Deed in substantially the form attached hereto as Exhibit C.

(M)         Option Agreement.  Seller shall have executed the Option Agreement in substantially the form attached hereto as Exhibit D.

(N)          Due Diligence.  Buyer shall have successfully completed its due diligence investigation of the Purchased Assets.

(O)          Non-Foreign Status Certificate.  Seller must prepare and deliver to Buyer an executed Non-Foreign Status Certificate (for FIRPTA purposes) in substantially the form of Exhibit E.

(P)           HARPTA Affidavit.  Seller must prepare and deliver to Buyer a Hawaii Department of Taxation Form N-289 (or any successor to such form) to the effect that Seller is a “resident person” as that term is defined in Section 235-68 of the Hawaii Revised Statutes.

(Q)          Tax Clearance Certificates.  Buyer shall have received from Seller current tax clearance certificates for Seller from the Hawaii Department of Taxation.

(R)           Bulks Sales Certificate.  Buyer shall have received from Seller a completed Bulks Sales Certificate executed by Seller.

The documents and other items described in this Section 6.1 are deemed to be delivered properly, if left in the possession of an authorized representative of Buyer.

6.2           Conditions to Obligations of Seller.  The obligations of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, before or at the Closing, of the following conditions precedent:

(A)          Representations and Warranties.  Each of the representations and warranties of Buyer in this Agreement shall remain true and correct at the Closing Date, and Buyer shall, on or before the Closing Date, have performed all of its obligations under this Agreement and the other Purchase Documents that by the terms thereof are to be performed by it on or before the Closing Date; and Buyer shall have delivered an Officer’s Certificate to Seller dated the Closing Date to such effect.

(B)           Partnership Documents.  Buyer shall have delivered to Seller:

(1)           an Officer’s Certificate of the Secretary of Buyer certifying (1) the incumbency and genuineness of signatures of all officers of Buyer, as the case may be, executing this Agreement, any document delivered by Buyer at the Closing and any other document, instrument or agreement executed in connection herewith, and (2) the truth and correctness of resolutions of Buyer authorizing the entry by Buyer into this Agreement and the transactions contemplated hereby; and

(ii)           a certificate of good standing and legal existence of Buyer from the Secretary of State of Delaware as of a recent date before the Closing.

(C)           No Pending Action.  No legislation, order, rule, ruling, or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation, or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which, in any such case, was not known by Seller on the date or which could adversely affect, restrain, prevent, or rescind the transactions contemplated by this Agreement (including the purchase and sale of the Purchased Assets) or result in a Material Adverse Effect.

ARTICLE VII.
INDEMNIFICATION

7.1           Continuation and Survival.  Except as otherwise specifically provided herein, all covenants, representations, and warranties contained herein are intended to and shall remain true and correct as of the Closing Date, shall be deemed to be material, and shall survive the execution and delivery of this Agreement, the execution and delivery of all instruments of conveyance, and the transfer of title to the Purchased Assets to Buyer. All covenants and agreements of Buyer and Seller contained herein shall also constitute representations and warranties.

7.2           Indemnification by Seller.  Seller shall, jointly and severally, indemnify, defend and hold Buyer, and its officers, directors, partners, consultants, employees, and agents, harmless from and against any and all obligations, liabilities, claims, accounts, demands, damages, liens or encumbrances, whether direct, contingent or consequential and no matter how arising, and all costs and expenses, including reasonable attorneys’ fees and expenses, related to any actions, suits or judgments incident thereto (collectively, “Losses”), arising out of, with respect to, or based upon the following:  (a) the inaccuracy in any respect of any representation or warranty, or a breach or Default in the performance of any covenant, of Seller contained herein; (b) any material misrepresentation in, or omission of a material fact from, or a breach or Default in the performance of, any opinion, certificate or instrument of transfer or conveyance furnished to Buyer by or on behalf of Seller, under this Agreement; (c) the ownership, maintenance or operation of the Purchased Assets before the Closing Date, except to the extent caused by Buyer’s acts or omissions; (d) any Taxes required to be paid by Sellers or with respect to the Purchased Assets for any period ending on or before the Closing Date; or (e) any of the Retained Assets or Retained Liabilities.

7.3           Indemnification of Seller.  Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses, arising out of, with respect to, or based upon the following:  (a) the inaccuracy in any respect of any representation or warranty, or a breach of any covenant, of Buyer contained herein; (b) any material misrepresentation in, or omission of a material fact from, or a breach or Default in the performance of, any opinion, certificate or instrument of transfer or conveyance furnished to Seller by or on behalf of Buyer under this Agreement; or (c) the ownership, maintenance or operation of the Purchased Assets by Buyer from and after the Closing Date, except to the extent caused by Seller’s acts or omissions.

7.4           Notice and Opportunity to Defend.

(a)           If there occurs an event that a party asserts is an indemnifiable event under Section 7.2 or 7.3, the parties seeking indemnification shall promptly notify the other parties obligated to provide indemnification (collectively, the “Indemnifying Party”).  If such event involves (i) any Claim or (ii) the commencement of any action, suit or proceeding by a third Person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such Claim or the commencement of such action, suit or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder.

(b)           In case any such action, suit, or proceeding shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it desires to do so, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so as to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any attorneys’ fees or any other expenses, in each case subsequently incurred by such party, in connection with the defense of such action, suit or proceeding.  The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such action, suit or proceeding. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of such action, suit or proceeding.

(c)           In no event shall an Indemnifying Party be liable for any settlement or compromise effected without its prior consent.  If, however, the party seeking indemnification refuses its consent to a bona fide offer of settlement that the Indemnifying Party wishes to accept (which must include the unconditional release of the parties seeking indemnification from all liability with respect to the Claim at issue), the party seeking indemnification may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the party seeking indemnification.  In such event, the obligation of the Indemnifying Party to the party seeking indemnification shall be equal to the lesser of (i) the amount of the offer or settlement that the party seeking indemnification refused to accept plus the costs and expenses of such party before the date the Indemnifying Party notifies the party seeking indemnification of the offer of settlement and (ii) the actual out-of-pocket amount the party seeking indemnification is obligated to pay as a result of such party’s continuing to pursue such matter.

ARTICLE VIII.
TERMINATION

8.1           Termination of Agreement.  This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time on or before the Closing Date:

(A)          Mutual Consent.  By mutual written consent of Buyer and Seller;

(B)           Court Order.  By Buyer or Seller if any court of competent jurisdiction shall have issued an order under the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(C)           Failure to Close.  By Buyer or Seller if the transactions contemplated hereby shall not have been consummated on or before the Closing Date; provided, however, that such right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before such date;

(D)          Termination by Seller.  By Seller upon notice to Buyer at any time before the Closing Date, if (i) a condition to the performance of Seller set forth in Section 6.2 shall not be fulfilled at the time specified for the fulfillment thereof, (ii) a material Default under or a material breach of this Agreement shall be made by Buyer, or (iii) any representation or warranty set forth in this Agreement or in any instrument delivered by Buyer pursuant hereto shall be materially false or misleading; or

(E)           Termination by Buyer.  By Buyer by notice to Seller at any time before the Closing Date, if (i) a condition to the performance of Buyer set forth in Section 6.1 shall not be fulfilled at the time specified for the fulfillment thereof that is outside of Buyer’s reasonable control, (ii) a material Default under or a material breach of this Agreement shall be made by Seller or (iii) any representation set forth in this Agreement or in any instrument delivered by Seller pursuant hereto shall be materially false or misleading.

8.2           Effect of Termination.  Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated under Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 2.3, 5.2(a), 7.1, 7.2, 7.3, 7.4, 8.1, 9.3, 9.4, 9.10, 9.13, and 9.14 will survive; provided, however, that if this Agreement is terminated by a party because of a Default hereof by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.

ARTICLE IX.
MISCELLANEOUS

9.1           Prohibited Transactions.  The parties acknowledge and agree that Buyer is subject to federal and/or state regulatory requirements, and that the provisions of this Agreement shall be expressly subject to applicable federal and state laws governing Buyer.  The parties further agree that, notwithstanding anything to the contrary herein contained, if any term or condition set forth herein or in any other related agreement is at any time deemed impermissible or questionable by federal and/or state regulators of Buyer, Buyer shall have the unconditional right to immediately terminate this Agreement by giving written notice thereof to Seller.

9.2           Financial Statements.  Seller agrees to reasonably cooperate with Buyer with respect to any financial statements that may be required by Buyer, a publicly traded company, due to any federal and/or state regulatory requirements that must be fulfilled by Buyer.

9.3           Easements.  Buyer and Seller agree to work together to reasonably resolve any and all outstanding issues relating to easements, including working with New Hawaii Mac Nut Company, the Hawaii State Department of Transportation, and Bishop Estate.  Both Buyer and Seller agree that resolving the easement issues shall not be a condition to Closing.

9.4           Further Assurances.  Seller shall, from time to time on or after the Closing Date, upon the request of Buyer, do, execute, acknowledge and deliver, or cause to be done, executed,

acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, consents, and assignments as may be required to transfer to and vest in Buyer and to protect Buyer’s right, title, and interest in and to all of the Purchased Assets being transferred to Buyer hereunder and otherwise to confer upon Buyer the benefits contemplated by this Agreement.

9.5           Fees and Expenses.  Each of the parties hereto will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

9.6           Publicity and Disclosures.  Before the Closing, no press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of Seller and Buyer.

9.7           Press Releases and Announcements.  Buyer is required by law to disclose the existence and material terms of this Agreement by filing a Form 8-K with the SEC.  Seller acknowledges that Buyer will file a copy of this Agreement in such Form 8-K filing. Thereafter, unless required by the SEC, neither party shall issue any other press release or public announcement or disclosure of the existence or terms of this Agreement (or its related agreements), amendments, or the transactions contemplated hereby or thereby, without the prior written approval of the other party, which written approval must not be unreasonably withheld, conditioned, or delayed.

9.8           Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, email or by telecopy (receipt confirmed) to:

If to Buyer:	ML Macadamia Orchards, L.P. 26-238 Hawaii Belt Road Hilo, Hawaii, 96720 Attention: Dennis Simonis Telephone: (808) 969-8052 FAX: (808) 060-8152 dsimonis@mlnut.com

with a copy to:	Carlsmith Ball LLP ASB Tower, Suite 2200 1001 Bishop Street Honolulu, Hawaii 96813 Attention: James H. Case, Esq. Telephone: (808) 523-2501 FAX: (808) 523-0842 jcase@carlsmith.com

If to Seller:	IASCO 210 Twin Dolphin Drive, Suite B Redwood City, California, 94065 Attention: John Lee Telephone: (650) 593-8100 x103 FAX: (650) 593-8101 jlee@iasco.com

with a copy to:	Kessner Umebayashi Bain & Matsunaga Central Pacific Plz. 220 S. King St., Fl. 9 Honolulu, Hawaii 96813 Attention: Steven Guttman, Esq. Telephone: (808) 536-1900 FAX: (808) 529-7177 sguttman@kdubm.com

All such notices, requests, demands, consents, and other communications shall be deemed to have been duly given or sent three (3) Business Days following the date on which mailed, or on the date on which delivered by hand, email, or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

9.9           Successors and Assigns.  All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and permitted assigns of such party, whether or not so expressed, except that neither party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other party.

9.10         Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may also be executed by way of facsimile signature and such signature shall be sufficient to bind the party so executing this Agreement.  Such party shall thereafter promptly forward a confirming copy of such facsimile signature to the other party.

9.11         Severability; Entire Agreement.  If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions shall not be in any way impaired or affected, it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule, or regulation that might render any provision hereof invalid, illegal, or unenforceable.  This Agreement, including the Schedules and Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties, and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by any of the parties hereto, have been expressed herein or in said Schedules or Exhibits.  This Agreement may not be amended except by an instrument in writing signed by Seller and Buyer.

9.12         Attorney’s Fees.  In any action or proceeding brought to enforce any provision of this Agreement or the other Purchase Documents, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

9.13         Course of Dealing.  No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  The failure of either of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  No single or partial exercise of any rights, powers, or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.14         Tax Matters.  Seller shall pay all real property and other transfer taxes, sales taxes, bulk sales taxes, documentary stamp taxes, recording charges and other similar Taxes resulting from, arising under or in connection with the transfer of the Purchased Assets or any other related transaction under this Agreement, whether imposed in accordance with federal, state, or local law and imposed upon either Buyer or Seller.

9.15         Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Hawaii (without regard to otherwise applicable conflict of laws principles).

9.16         Mediation.  Any and all claims, controversies, or disputes arising out of or relating to this Agreement, or the breach thereof, which remain unresolved after direct negotiations between Seller and Buyer, must first be submitted to confidential mediation in the State of Hawaii, in accordance with the Rules, Procedures, and Protocols for Mediation of Disputes of Dispute Prevention & Resolution, Inc. (based in Honolulu, Hawaii), then in effect.  The mediator’s fees and expenses are to be shared equally between Seller and Buyer.

9.17         Waiver of Jury Trial.  BUYER AND SELLER HEREBY EXPRESSLY IRREVOCABLY WAIVES ITS OR HIS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE PURCHASED ASSETS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  SELLER AND BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  SELLER AND BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL; AND THAT EACH VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE AND MAY ONLY BE MODIFIED IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE SHARES.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

9.18         Dispute Resolution.  If there is any Dispute asserted by either party, then, to the extent permitted by law, the parties agree that all actions or proceedings arising in connection with that Dispute must be tried and litigated only in the state or federal courts located in the State of Hawaii.  That choice of venue is mandatory and not permissive in nature, thereby precluding the possibility of jurisdiction or venue other than specified in this Section 9.15.  To the extent permitted by law, (a) the parties hereby waive any right each may have to assert the doctrine of forum non conveniens or to object to venue for any Proceeding brought in accordance with this Section 9.15; and (b) the parties stipulate that the state and federal courts located in the State of Hawaii will have in personam jurisdiction and venue over the parties for the litigation of any Dispute arising out of or related to this Agreement asserted by either party before the Closing Date.  Service of process sufficient for personal jurisdiction in any action against any party hereto may be made by registered or certified mail, to its address indicated herein.  Each party agrees that any final judgment rendered against it in any action or proceeding will be conclusive as to the subject of such final judgment, and it may be enforced in other jurisdictions in any manner provided by law.

9.19         Neutral Construction.  The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations.  Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the content of this Agreement and the rights and obligations affected hereby.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted, or was more responsible for drafting, the provision(s).

(a)           In this Agreement, the masculine, feminine, or neuter gender and the singular or plural number is deemed to include the other whenever the context so requires, and “shall,” “must” and “agrees” are mandatory, and “may” is permissive.

(b)           The captions appearing at the commencement of the provisions of this Agreement are descriptive only and for convenience in reference.  If there is any conflict between any such caption and the provision at the head of which it appears, then the provision, and not the caption, controls and governs in the construction of this Agreement.

(c)           The parties acknowledge, understand, and agree that their respective agents and representatives executing this Agreement on behalf of each of parties are learned and conversant in the English language, and that the English language controls the construction, enforcement, governance, interpretation, and performance of this Agreement.

(d)           Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph, or Clause), Annex, Exhibit, or Schedule, such reference is a section (or article, subsection, paragraph, subparagraph, or clause) of, or an annex, exhibit, or schedule to, this Agreement.

(e)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed, as the context indicates, to be followed by the words “but (is/are)

not limited to.”  Whenever the conjunction “or” is used in this Agreement, it is deemed, as the context indicates, to be inclusive (i.e., “A or B” means A, B, or A and B) and not exclusive (i.e., “A or B” means A or B, but not A and B), thereby avoiding the use of “and/or” to show the intended inclusiveness.

(f)            Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language is not deemed to modify, limit, or restrict the construction of the general statement that is being clarified or illustrated.

(g)           All Schedules and Exhibits, if any, described in this Agreement and attached hereto are by this reference incorporated fully herein; the words “this Agreement” must be considered to include all such Schedules and Exhibits, if any.

9.20         Time of the Essence.  Time is of the essence to this Agreement with respect to the performance by each party of its duties, obligations and responsibilities under this Agreement, and also each and every condition, covenant, provision, and term of this Agreement.

9.21         Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY CLAIM AGAINST THE OTHER PARTY FOR PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Buyer:

ML MACADAMIA ORCHARDS L.P.,
a Delaware limited partnership

By ML Resources, Inc., its General Partner
a Hawaii corporation

	By:	/s/ Dennis J. Simonis
Name: Dennis J. Simonis
Title: CEO and President

Seller:

IASCO,
a California corporation

By:	/s/ John Lee
Name: John Lee
Title: Executive Vice President, CFO